EXHIBIT 99.1




                               [ATS MEDICAL LOGO]



Contact:   Michael Dale, President/CEO
           763-553-7736

Investors: EVC Group, Inc.
Jennifer Beugelmans,  646-277-8704
Doug Sherk, 415-896-6820
Steve DiMattia, 646-277-8706 (Media)


FOR IMMEDIATE RELEASE

            ATS Medical Reports Strong Second Quarter Revenue Growth
       Total Revenue Increases 17% Year-Over-Year to New Quarterly Record
        Revenue from Diversification Strategy Increases Nearly Threefold
           Gross Margins Exceed 50% for First Time in Company History
                      Company Reiterates Guidance for 2006

MINNEAPOLIS, August 2, 2006 -- ATS Medical, Inc. (NASDAQ: ATSI) manufacturer and marketer of state-of-the-art cardiac surgery products and services, today reported the highest quarterly revenue in its history. Revenue for the second quarter ended June 30, 2006 was $10.9 million, surpassing the previous record of $9.9 million set in the fourth quarter of 2005. Revenue for the second quarter increased 17% from the comparable period a year ago, and 12% from the first quarter of 2006.

Revenue generated from products and services other than the Company's mechanical heart valve increased nearly threefold from the second quarter of 2005 to $1.8 million and worldwide mechanical heart valve sales increased 4.3%. Revenue from ATS Medical's newest products represented 16.4% of total revenue, up from 14.3% in the first quarter of 2006.

Gross margins for the second quarter increased to 50.2% from 41.2% for the comparable second quarter of 2005. The operating loss for the period ended June 30, 2006 was $2.4 versus $3.1 million for the second quarter ended June 30, 2005. The net loss for the quarter was $2.8 million, or $0.09 per share compared with the net loss for the second quarter of 2005 of $3.1 million, or $0.10 per share.

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"The continued development of our product portfolio that focuses on the unique needs of the cardiac surgery market led to a new record quarter," said Michael Dale, Chairman, President & CEO. "Our team is executing well and, as a result, we nearly tripled the sales of new products added to our portfolio during the past 18 months to nearly $1.8 million. Sales of our CryoCath products for surgical cryoablation of cardiac arrhythmias more than doubled compared with the second quarter of 2005. Our second quarter performance underscores the cardiac surgery community's continued embrace of our products and services, and illustrates ATS Medical's emergence as a leading innovator and provider of proprietary technology to the cardiovascular surgeon.

"Since we updated our shareholders on the proposed acquisition of 3F Therapeutics, we've made further progress toward completing this transaction," continued Mr. Dale. "As expected, we have filed amendments to our latest Form 10-K and Form 10-Q with the Securities and Exchange Commission (SEC) reflecting restated financials for 2005 and the first quarter of 2006, and we have filed an amendment to our Form S-4 related to the 3F Therapeutics acquisition responding to the SEC's last round of comments. Our goal remains to hold our shareholder meeting and close this transaction during the third quarter."

Outlook
-------
"Despite the tough competitive environment, we remain on track to achieve our 2006 financial goals and are reiterating our guidance," continued Mr. Dale. "We continue to believe that for the full year we will increase sales by a minimum of 20% and surpass $40 million in annual revenue. While the third quarter is impacted by seasonality in both the U.S. and European markets, we do expect gross margins for the second half of the year to continue to increase beyond the second quarter's record level. We will continue to focus on 3F Therapeutics product development programs as well as ATS development programs including the PARSUS(TM) blood filtration technology and next-generation heart valve related research. While we will generate a net loss for the year, we do believe we will substantially improve the enterprise value of ATS Medical through the 3F transaction as well as the continued execution of our strategy." Mr. Dale concluded.

Conference Call Today
---------------------
ATS management will host a conference call and web cast today, August 2, 2006 at 5:00 p.m. ET to discuss its second quarter financial results, outlook for the remainder of 2006 and current corporate developments. The dial-in number for the conference call is 800-366-3908 for domestic participants and 303-205-0044 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion and will remain available for seven days. The replay can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using the passcode 11066362#. A live webcast of the call can be accessed at http://www.atsmedical.com by clicking on the investors' icon. The replay of the webcast will be available on the Company's website for one year.

About ATS Medical
-----------------
ATS Medical, Inc. manufactures and markets products and services focused on cardiac surgery. The Company, global in scope, has been headquartered in Minneapolis since its founding in 1991. More than 100,000 ATS Open Pivot(R) Heart Valves, which utilize a unique pivot design resulting in exceptional performance and low risk profile, have been implanted in patients worldwide. ATS Medical's focus on serving the cardiac surgery community is further strengthened by product and service offerings including ATS Simulus(TM) annuloplasty products for heart valve repair, Surgi-Frost(R) and Frost-Byte(R) products for surgical cryoablation of cardiac arrhythmias, RTI Cardiovascular for allograft tissue services, QAS home monitoring services for anticoagulation therapy, and the development of PARSUS blood filtration technology. The ATS Medical web site is http://www.atsmedical.com.

Safe Harbor
-----------
This Press Release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. Actual results could differ materially from those projected in the forward looking statements as a result of a number of important factors, including regulatory actions, competition, pricing pressures, supplier actions and management of growth. For a discussion of these and other risks and uncertainties that could affect the Company's activities and results, please refer to the Company's filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2005, as amended.


                                       ###

                                ATS MEDICAL, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                                         Three months ended            Six months ended
                                                            June 30,                       June 30,
                                                    ----------- -- -----------    ------------ -- -----------
                                                        2006           2005           2006            2005
                                                    -----------    -----------    ------------    -----------
Net sales                                             $10,857          $9,307         $20,587        $16,370
Cost of goods sold                                      5,410           5,474          10,408          9,775
                                                    -----------    -----------    ------------    -----------
Gross profit                                            5,447           3,833          10,179          6,595

Operating expenses:

      Sales and marketing                               5,112           4,711           9,946          9,442
      Research and development                            437             407             842            709
      General and administrative                        2,279           1,826           4,221          3,515
                                                    -----------    -----------    ------------    -----------
           Total operating expenses                     7,828           6,944          15,009         13,666
                                                    -----------    -----------    ------------    -----------
Operating loss                                         (2,381)         (3,111)         (4,830)        (7,071)
                                                    -----------    -----------    ------------    -----------

Interest expense, net                                    (478)            (22)           (789)           (21)

Change in value of derivative
   liability bifurcated from
   convertible senior notes                                95               -           1,280          -
                                                    -----------    -----------    ------------    -----------

Net loss                                             ($ 2,764)        ($3,133)        ($4,339)       ($7,092)
                                                    ===========    ===========    ============    ===========

Net loss per share:
Basic and diluted                                      ($0.09)         ($0.10)         ($0.14)        ($0.23)

Weighted average number of shares outstanding:
Basic and diluted                                      31,225          30,993          31,206         30,952

                                ATS MEDICAL, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                              June 30,           December 31,
                                                                2006                 2005
                                                           ----------------    -----------------
ASSETS
Cash and short-term investments                                   $15,527             $ 21,709
Accounts receivable                                                12,694               10,453
Inventories                                                        19,049               21,286
Prepaid expenses                                                    2,657                1,204
                                                           ----------------    -----------------
Total current assets                                               49,927               54,652

Property and equipment, net                                         7,628                8,330
Intangible assets                                                  22,074               22,015
Other assets                                                          449                  446
                                                           ----------------    -----------------
Total assets                                                      $80,078             $ 85,443
                                                           ================    =================


LIABILITIES & SHAREHOLDERS' EQUITY
Accounts payable                                                   $2,595              $ 3,598
Accrued compensation                                                2,026                2,394
Other accrued liabilities                                           1,292                1,410
Current maturities of long-term debt                                1,058                  833
                                                           ----------------    -----------------
Total current liabilities                                           6,971                8,235

Convertible senior notes payable                                   17,572               18,776
Notes payable                                                       1,761                  903

Shareholders' equity                                               53,774               57,529
                                                           ----------------    -----------------
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY                          $80,078             $ 85,443
                                                           ================    =================

                                ATS MEDICAL, INC.
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW
                                 (IN THOUSANDS)

                                                                         Six months ended June 30,
                                                                   --------------------------------------
                                                                        2006                  2005
                                                                   ----------------     -----------------
OPERATING ACTIVITIES
Net loss                                                                  ($4,339)             ($7,092)
Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation                                                              875                  750
    Loss on disposal of equipment                                               5                   17
    Stock compensation expense                                                460                   61
    Non-cash interest expense                                                 234                   15
    Change in value of convertible senior notes
        derivative liability                                               (1,280)                   -
    Changes in operating assets and liabilities                            (3,053)                (891)
                                                                   ----------------     -----------------
Net cash used in operating activities                                      (7,098)              (7,140)

INVESTING ACTIVITIES
Maturities of short-term investments, net of purchases                        415                4,857
Payments for technology licenses                                             (210)              (1,555)
Net purchases of furniture, machinery and equipment                          (178)              (1,078)
                                                                   ----------------     -----------------
Net cash provided by investing activities                                                        2,224
                                                                               27

FINANCING ACTIVITIES
Advances on notes payable                                                   1,500                    -
Repayments on notes payable                                                  (417)                (347)
Net proceeds from sales of common stock                                       101                  280
                                                                   ----------------     -----------------
Net cash provided by (used in) financing activities                         1,184                  (67)

Other items                                                                   120                 (153)
                                                                   ----------------     -----------------

Decrease in cash and cash equivalents                                     ($5,767)             ($5,136)
                                                                   ================     =================



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